UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2009
Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.) (State or Other Jurisdiction of Incorporation or Organization)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)
(610) 325-5600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See Item 8.01 below.

Item 8.01	Other Events
On June 29, 2009, we executed definitive documentation relating to the previously announced forward financing commitments of $209.7 million and $46.8 million for our 30th Street Post Office and Cira South Garage projects in Philadelphia, Pennsylvania, respectively. The 30th Street Post Office project is a historic rehabilitation of an 862,692 square foot office building which is 100% pre-leased to the Internal Revenue Service for a twenty-year term. The Cira South Garage project is located across the street from the 30th Street Post Office and consists of a 1,662-car parking structure which will be up to approximately 94% pre-leased to the Internal Revenue Service.
The loans will bear interest at 5.93% with interest-only through September 10, 2010 following which they will be subject to monthly amortization over a twenty-year period beginning with the October 10, 2010 payment. The loans will be non-recourse (subject to customary carve-outs, including for environmental liabilities) and will be secured by mortgages on the Post Office and Garage and by the leases of space at those facilities upon completion of the projects by us and their acceptance by the Internal Revenue Service for occupancy. Upon completion of the projects and satisfaction of other related conditions, currently anticipated to take place on August 26, 2010, the loan proceeds will be disbursed to us. We intend to use the proceeds of the financing to reduce borrowings under our credit facilities and for general corporate purposes.
The $256.5 million aggregate proceeds of the forward financing commitments have been deposited along with our gross forward commitment fee of approximately $17.7 million into an escrow account to be administered by The Bank of New York Mellon, as trustee. Upon investment of the escrow account in a portfolio of US Government securities, the forward commitment fee will be reduced to approximately $16.2 million which will be used together with the interest earned to pay the interest-only costs of the loans through August 26, 2010.
If we were unable to complete construction of the projects and satisfy the other conditions for release of funds from escrow by August 2010, we have the right, upon payment of a series of extension fees, to extend the funding date to August 26, 2012. In the event that we were unable to satisfy the conditions for release of the funds and the financing commitments were to be terminated, then we would be required to pay a termination fee equal to the greater of 0.50% and the present value of the principal amount of the loans and scheduled interest payments to the loan maturity date, discounted at an interest rate equal to 0.50% plus the implied yield on US treasury notes with a maturity equal to the weighted average maturity of the loans, less the principal amount of the loans.

Signatures
          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership, its sole General Partner
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer
Date: June 29, 2009